Exhibit 5.6

November 17, 2025

MercadoLibre, Inc.
Dr. Luis Bonavita 1294, Of. 1733, Tower II
Montevideo, Uruguay, 11300

Ladies and Gentlemen,

We have acted as Colombian counsel to Mercadolibre Colombia Ltda., a limited liability company organized under the laws of the Republic of Colombia (the “Guarantor”), a subsidiary of MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed by the Company and the additional registrants defined therein, including the Guarantor (the “Additional Registrants”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities (the “Notes”) of the Company guaranteed by the Additional Registrants (the “Guarantees”), shares of the Company’s preferred stock, shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase debt or equity securities of the Company or other types of securities, property or assets or other warrants. The Notes and the Guarantees are referred to herein collectively as the “Debt Securities”.

The Debt Securities are to be issued pursuant to an indenture dated as of January 24, 2021 (as amended or supplemented, the “January 2021 Indenture”) among the Company, the Additional Registrants and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”) or another indenture that may be entered into between the Company and a trustee (the January 2021 Indenture, and such other indenture or indentures, as amended or supplemented, each, an “Indenture”).

In order to render this opinion, we have examined the following documents:

(1)	The Registration Statement;

(2)	an executed copy of the January 2021 Indenture, incorporated by reference from the Company’s Current Report on Form 8-K as filed with the Commission on January 14, 2021, including the form of notes;

(3)	The Guarantor bylaws;

(4)	Minute No. 125 of November 7, 2025 of the Guarantor’s Board of Partners, approving the Guarantor to act as guarantor with respect to the Notes;

(5)	Existence, good standing and incumbency certificate of the Guarantor, issued by the Chamber of Commerce on November 11, 2025.

Documents (1) and (2) above are hereinafter referred to as the “Transaction Documents”.

In rendering the opinions expressed below, we have assumed, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed, without any independent investigation or verification of any kind:

(a)
the authenticity, accuracy and completeness of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as certified or otherwise satisfactorily identified copies,

(b)	the genuineness of all signatures,

(c)	that all documents submitted to us remain in full force and effect (other than with respect to the Guarantor) and have not been amended or affected by any subsequent action not disclosed to us,

(d)	that no application has been made regarding insolvency proceedings with regard to the Guarantor,

(e)	that the parties other than the Guarantor have been duly incorporated and are in good standing in accordance with the law of their respective places of incorporation,

(f)	the valid and due execution and delivery, pursuant to due authorization, of each of the Transaction Documents by each of the parties thereto (other than the Guarantor),

(g)
that there has not been any action by any of the parties to the Transaction Documents, any third party or any governmental authority to revoke, terminate or declare null or void the Transaction Documents, or requesting any indemnification or damages under the Transaction Documents,

(h)	that the Notes will conform to the forms thereof that we have reviewed, and

(i)	that the Guarantee will be substantially as described in the Registration Statement.

We have not conducted due diligence on the Guarantor’s business and affairs, except for our review of the legal and corporative authorizations required to act as Guarantor of the Notes, pursuant to its bylaws.

We have relied, as to factual matters, on representations, statements and warranties contained in the documents and certificates of officers and representatives issued by the Guarantor, and contained in the documents described herein. We have made no independent investigations as to whether the representations, statements and warranties related to factual matters in the documents we have reviewed are accurate or complete.

The opinions are limited in all respects to the laws of Colombia as they stand as of the date hereof and as they are currently interpreted and as the documents described herein as of the date hereof. We do not express any opinion on the laws of any jurisdiction other than Colombia.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

(1)          The Guarantor is validly existing, has the power to grant the Guarantee and has taken the required steps to authorize entering into the Guarantee under the laws of the Republic of Colombia.
(2)         The Guarantee to be issued under the applicable supplemental Indenture, when issued and granted by the Guarantor in the manner contemplated in the Registration Statement will be valid, binding and enforceable obligations of the Guarantor in accordance with their terms, subject to the enforceability exceptions set forth in the qualifications, exceptions and limitations section of this opinion.
(3)          To ensure the legality, validity, enforceability, priority or admissibility in evidence in the Republic of Colombia of the Guarantee, no registration, recordation, enrollment or other filing with any Colombian Governmental Authority is required, except for:

a.
Pursuant to article 251 of the Código General del Proceso, in order for a document written in a foreign language to be admissible as evidence before a Colombian court, it must be translated into Spanish, either by a translator authorized by the Colombian Ministry of Foreign Affairs or by a judge appointed translator. To the extent applicable for the purposes of a judicial proceeding, preparation of translations authorized by the Colombian Ministry of Foreign Affairs or by a judge appointed translator into Spanish of the Transaction Documents originally executed in English will be required;

b.
To the extent applicable, in connection with public or official documents executed outside of Colombia compliance with the Hague Apostille Convention or with legalization and proceedings in front of the Consulate to ensure the admissibility in evidence of the respective document will be required; and

c.	To the extent applicable, observance of the exequatur proceedings described in this legal opinion.

(4)          Pursuant to Articles 605 and 606 of Law 1564 of 2012 (Código General del Proceso), the courts of the Republic of Colombia would give effect to and enforce a judgment obtained in a court outside Colombia without re-trial or re-examination of the merits of the case provided (1) that there exists a treaty or convention relating to recognition and enforcement of foreign judgments between the Republic of Colombia and the country of origin of the judgment or, in the absence of such treaty, that proper evidence is provided to the Supreme Court of Colombia to the effect that the courts of the country of the subject judgment would recognize and enforce Colombian judgments, and (2) that the subject judgment fulfills the requirements listed in the qualifications section of this opinion.

We have assumed that the Guarantors have satisfied or, prior to the issuance of the Debt Securities, will satisfy the legal requirements that are applicable to them under applicable law other than the law of the Republic of Colombia to the extent necessary to make the Indenture, the Debt Securities and the Guarantees, as the case may be, enforceable against them. We have also assumed that each of the Company and the Trustee has satisfied or, prior to the issuance of the Debt Securities, will satisfy the legal requirements that are applicable to it under applicable law other than the law of the Republic of Colombia to the extent necessary to make the Indenture enforceable against it.

In rendering the opinions expressed above, we have further assumed that (i) the terms of the Guarantees and the terms of any agreement governing those Guarantees will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Guarantors or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantors, (ii) the Indenture will conform to the January 2021 Indenture filed as an exhibit to the Registration Statement, the terms of the Notes will conform to the forms thereof contained in the Indenture and the Guarantees will be substantially as described in the Registration Statement; (iii) the agreements governing the Debt Securities will be governed by New York law; (iv) the Debt Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Debt Securities and any agreement governing those Debt Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Debt Securities and the offering thereof; (v) the Debt Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto.

In addition to the qualifications, exceptions and limitations contained in the foregoing opinions, these are also subject to the following qualifications, exceptions and limitations:

(1)
The effect of any applicable workout, bankruptcy, insolvency, re-structuring proceeding, fraudulent conveyance, reorganization, public policy or similar Colombian or foreign laws or regulations relating to or limiting creditors’ rights generally, including priority of payments, are applicable to the Guarantor.

(2)
The initiation of a reorganization proceeding provides the suspension of the current judicial procedures of collections and the provisional suspension of the Guarantee execution. If the reorganization process is not successful and the debtor initiates a liquidation proceeding, the Guarantee will be executed according to the terms of the insolvency proceeding.

(3)
According to article 16 of Law 1116 of 2006, contractual provisions —such as early termination clauses — that directly or indirectly impose adverse effects on the debtor due to the commencement of the reorganization proceeding may not be enforceable. Furthermore, enforcement of such provisions by creditors may be subject to sanctions. These sanctions may be (i) postponement of claims: the postponement of claims means that the sanctioned creditor will be paid only after all other claims have been paid in the reorganization proceeding, (ii) reversal of effects from enforcement of ineffective contractual provisions: the Superintendence of Companies may order, among others, the reversal of transactions and of the effects stemming from the enforcement of an ineffective contractual provision, or (iii) cancellation of the collateral: the cancellation of the collateral entails cancelling all creditors’ rights related to any security interest or lien.

(4)
According to article 61 of Law 1116 of 2006, the controlling entities may also be held jointly and severally liable for the obligations of their subsidiaries when the subsidiary’s insolvency has been caused by a decision of the controlling entity. The controlling company´s liability shall be ruled by a Colombian court through a parallel legal proceeding. According to Article 82 of Law 1116 of 2006, shareholders, directors, statutory auditors, and employees may be held liable for the debts that remain unpaid in the insolvency proceeding, if the insolvency state was diminished because of their intended or negligent behavior. The directors´ liability shall be ruled by a Colombian court through a parallel legal proceeding.

(5)
Colombian insolvency laws and regulations are considered public order laws (normas de orden público) and therefore cannot be modified or waived by private agreements. As a consequence, any waivers made by the parties to such documents in respect of Colombia’s insolvency rules may be rendered unenforceable and a Colombian Court may disregard any contractual subordination provision relating to the Transaction Documents.

(6)
Any proceeding for enforcement in Colombia would be subject to the applicable statute of limitations and service of process must be made in accordance with the provisions of the Código General del Proceso. Contractual provisions regarding service of notice procedures will not be enforceable.

(7)
The enforcement of the Transaction Documents in Colombia may be limited by applicable statute of limitations. Pursuant to article 2535 of Colombia’s Civil Code (“Código Civil”), in order for the statute of limitations to run and extinguish enforcement rights it is necessary that the party entitled to exercise an enforce actions fails to do so during a period commencing on the date in which the relevant right became enforceable and ending 5 or 10 years after, as the case may be (depending on the relevant statute of limitations). Pursuant to Section 2514 of Código Civil, a waiver to the statute of limitations can only be granted once the relevant statute of limitations has elapsed.

(8)
Under Colombian law, in rem rights over property located in Colombia, including the transfer of ownership, the granting of liens or security interests, and any proceeding to enforce a judicial decision by means of seizure, attachment or execution against assets or property, or against any right or interest in assets or properties located in Colombia, must be governed by the laws of Colombia and any collection proceeding over each assets located in Colombia will be subject to the jurisdiction of Colombian courts.

(9)
Article 869 of Colombia’s Code of Commerce (“Código de Comercio”) provides that any agreement executed abroad containing obligations to be performed by the parties thereof in Colombia must be governed by Colombian laws, regardless of whether or not such parties are Colombian residents. Considering that pursuant to Law 33 of 1992, payment obligations under credit transactions are deemed to be held and performed in the place of payment, we believe that the Transaction Documents contain provisions that, if observed, will make the main obligations thereunder to be performed outside Colombia considering payment obligations are to be paid abroad, and, therefore, parties are not subject to Colombian law as set forth by Article 869 of the Colombia’s Code of Commerce and may validly choose the law of the State of New York as the governing law of the Transaction Documents.

(10)
In any proceeding in Colombia in which a law of a foreign country were to be applied, there should be evidence of the law sought to be applied, through a copy of such law duly issued and promulgated by the competent authorities, and when a written law does not exist, through the deposition or affidavit of two or more lawyers admitted in the relevant jurisdiction regarding such applicable law.

(11)
In accordance with article 902 of Código de Comercio, if a provision of an agreement is declared void, that would only cause all the document to be void if the parties would not have entered into the agreement in the absence of the provision that has been declared void.

(12)
We express no opinion on the ability of the holders of the Debt Securities to initiate a collection proceeding before the Colombian courts based on the Transaction Documents without complying with the exequatur proceeding or providing proof of foreign applicable laws.

(13)	The provisions of the Transaction Documents which treat certain determinations as conclusive may be subject to review in a proceeding in Colombia to determine the correctness of such determinations.

(14)	Indemnification provisions may be limited by the judicial determination of legal costs, fees and judicial amounts determined by Colombian courts.

(15)	Pursuant to and subject to the limitations provided for in article 594 of the Código General del Proceso, assets listed in said article are not subject to any attachment.

(16)
In accordance with article 1506 of Código Civil, any contractual provision in favor of a third party is revocable until such third party accepts such provision whether expressly or by course of action.

(17)
According with applicable procedural rules: (i) waivers of immunity and service of process by private companies within Colombia may not be allowed, (ii) advanced waivers of any immunity from proceedings (jurisdiction, execution or attachment), which might be available in the future under Colombian law, may not be allowed, and (iii) equitable remedies or injunctive relief are unavailable, except for fundamental constitutional rights, specific performance of contracts and precautionary measures and remedies in unfair trade practice actions.

(18)
Pursuant to article 13 of the Código General del Proceso, civil procedure rules are considered public order laws (normas de orden público) and therefore cannot be modified or waived by contractual arrangements. To the extent that the parties to the Transaction Documents commence enforcement actions before Colombian courts instead of commencing them at foreign courts (which final ruling may subsequently be enforced in Colombia through exequatur proceedings as described herein), any waivers made by the parties to the Transaction Documents in respect of Colombia’s rules of civil procedure may be rendered unenforceable.

(19)
Pursuant to articles 15 and 16 of Código Civil, the waiver of rights is permissible provided that said waiver only affects the rights of the waiving party. Under Colombian law, any immunity from proceedings, which might be available in the future cannot be validly waived in advance.

(20)
According to Colombian laws, the laws applicable to a given agreement are those in existence at the time of execution of such agreement, even if those laws change in the future, provided that the changes are not related to, or do not affect, public order laws (normas de orden público), in which case public order laws become immediately effective. We consider Colombian exchange control regulations to be public order laws (normas de orden público). Therefore, the ability of the parties to perform their obligations payable in foreign currency (and the ability of any person to remit out of Colombia the proceeds of any sale of assets) will be subject to foreign exchange regulations and securities regulations in effect at the time of the relevant transaction.

(21)	Under Colombian law, charging interest on interest (whether accrued or unpaid) is not permitted unless those interests are charged as permitted under article 886 of Código de Comercio.

(22)
Additionally, the Supreme Court of Colombia, in the exequatur proceeding, must examine whether the following requirements set forth in article 606 of the Código General del Proceso have been fulfilled:

a.
That the defendant was afforded due service of process in accordance with the laws of the country of origin of the judgment, provided that the judgment was rendered in respect of a contentious matter which will be presumed if the judgment is final and binding;

b.
That the judgment is final and binding in accordance with the laws of the country of origin of the judgment, and that a duly authenticated and legalized copy be filed with the plaintiff’s request for exequatur;

c.	That the judgment is not contrary to Colombian public order laws (normas de orden público), except for rules of civil procedural laws;

d.	That the matter of the judgment is not subject to exclusive jurisdiction of the courts of Colombia;

e.	That the judgment does not refer to in rem rights over assets located in Colombia at the time of initiation of the proceeding;

f.	That there are no proceedings in Colombia, or any final judgments rendered by Colombian courts in connection with the same subject matter; and

g.	That the requirement of exequatur has been fulfilled.

h.
In the course of the exequatur proceedings, both the plaintiff and the defendant are allowed the opportunity to request that evidence be collected in connection with the issues listed above; and before the judgment is rendered, each party may file final allegations in support of such party’s position. The recognition of a judgement of a foreign court will be analyzed in a case-by-case basis. Under Colombian law, in rem rights over property located in Colombia, including the transfer of ownership, the granting of liens or security interest, and any proceeding to enforce a judicial decision by means of seizure, attachment or execution against assets or property, or against any right or interest in assets properties located in Colombia, must be governed by the laws of Colombia and any collection proceeding over each asset located in Colombia will be subject to the jurisdiction of Colombian courts.

(23)
Performance by the Guarantor shall abide to applicable foreign exchange regulations in Colombia. For these purposes, in compliance with Section 6.1 of External Circular DCIP-83 issued by the Central Bank, in case of an effective call of the Guarantee, the Guarantor shall register the Guarantee in the Colombian Central Bank by means of filing a Form «Information of foreign indebtedness granted to non-residents» » (“Informe de Crédito Externo Otorgado a no Residentes”) to a foreign exchange intermediary before or in the same moment in which payment by the Guarantor is due. Every transfer of currencies associated with the Guarantee shall be completed through the Colombian foreign exchange market and reported to the Colombian Central Bank, for which the Guarantor must provide the information of the minimum data of foreign exchange operations for foreign indebtedness (Foreign Exchange Declaration – formerly known as Form no. 3) through a foreign exchange intermediary or through a compensation account held by the Guarantor.

(24)
If the full and unconditional Guarantee provided by the Guarantor in respect of the Debt Securities is not considered an economic compensation from the Company to the Guarantor, in the case of the effective call of the Guarantee, the Colombian Tax Authority (DIAN) may calculate an income due to the Guarantor for income tax purposes applying current transfer pricing legislation (Decree 1625 of 2016 and Section 260-1 through Section 260-11 of the Colombian Tax Code), following both OECD guidelines and local rulings, considering that the entities are related and the transaction can be considered as an intercompany transaction. If transfer pricing rules are not complied with, the expenses incurred in by the Guarantor related to the Guarantee may be considered as non-deductible for income tax purposes.

This opinion is limited to matters of the Republic of Colombian law in force on the date hereof. We express no opinion with respect to the law of any other jurisdiction. We express no opinion as to the effect on the opinions set forth herein of any failure by any party to comply with laws and regulations pertaining to banks, trustees or other financial institutions or affiliates thereof, if applicable, or other laws or regulations applicable to any party by reason of such party's status or the nature of its business or assets. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters,” and in any prospectus supplements related thereto, as counsel for the Guarantor that has passed on the validity of its Guarantees under Colombian law, and to the filing of this opinion as Exhibit 5.6 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Additional Registrants. This opinion is not to be transmitted to anyone else nor is to be relied upon by anyone else for any purpose, nor is to be quoted or referred to in any public document without our express written consent except that it may be disclosed without such consent: (a) to any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body (including the rules of any applicable stock exchange or any other applicable supervisory or regulatory authority having jurisdiction over the addressees or any of the addressees’ affiliates) or in connection with any judicial proceedings; (b) in seeking to establish any defense in any legal or regulatory proceeding or investigation relating to the matters set out herein; and/or (c) in connection with any actual or potential dispute or claim to which you may be a party and which relates to the matters set out herein.

Very truly yours,

/S/. Luis Gabriel Morcillo
BRIGARD & URRUTIA ABOGADOS S.A.S.